UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   11)

                            The Leather Factory, Inc.
                                (NAME OF ISSUER)

                         Common Stock, $.0024, Par Value
                         (TITLE OF CLASS OF SECURITIES)


                                    522126101
                                 (CUSIP NUMBER)

  CUSIP NO.522126101                  13G                   PAGE 2 OF 5 PAGES

1.  NAMES  OF  REPORTING  PERSONS
    I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)

THE LEATHER FACTORY, INC. EMPLOYEES' STOCK OWNERSHIP PLAN AND TRUST
-------------------------------------------------------------------------------
2.  CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
                                       (A)  [ ]
                                       (B)  [ ]
Not applicable
-------------------------------------------------------------------------------
3.     SEC  USE  ONLY
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4.  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

Texas, USA
-------------------------------------------------------------------------------

 NUMBER  OF                      5.     SOLE  VOTING  POWER

  SHARES                                948,147
                                 ----------------------------------------------
BENEFICIALLY                     6.     SHARED  VOTING  POWER

 OWNED  BY                              None
                                 ----------------------------------------------
   EACH                          7.     SOLE  DISPOSITIVE  POWER

  REPORTING                             948,147
                                 ----------------------------------------------
PERSON  WITH                     8.     SHARED  DISPOSITIVE  POWER

                                        None
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9.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

    948,147
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10. CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
    CERTAIN  SHARES*

       Not applicable
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11. PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

    8.98
-------------------------------------------------------------------------------
12. TYPE  OF  REPORTING  PERSON*

     EP
-------------------------------------------------------------------------------

Item  1.     (a)  Name  of  Issuer:

                     The  Leather  Factory,  Inc.

             (b)  Address  of  Issuer's  Principal  Executive  Offices:

                     3847  East  Loop  820  South
                     Fort  Worth,  Texas  76119

Item  2.     (a)  Name  of  Person  Filing:

                     The Leather Factory, Inc. Employees' Stock Ownership Plan and Trust

             (b)  Address of Principal Business Office or, if none, Residence:

                     Summit  Bank
                     410  W.  Abram  Street
                     Arlington,  Texas  76010

             (c)  Citizenship:

                  Not  Applicable

             (d)  Title  of  Class  of  Securities:

                  Common  Stock,  $0.0024  par  value

             (e)  CUSIP  Number:

                  522126101

Item  3.     Type  of  Reporting  Person:

             Employee  Benefit  Plan

Item  4.     Ownership:

             (a)  Amount  Beneficially  Owned:

                  948,147  shares  of  Common  Stock

             (b)  Percent  of  Class:

                  8.98

             (c)  Number of Shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote:
                      948,147

                (ii)  Shared power to vote or to direct the vote:
                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:
                      948,147

                (iv)  Shared power to dispose or to direct the disposition of:
                      -0-


Item  5.     Ownership  of  Five  Percent  or  Less  of  a  Class:

             Not  Applicable.

Item  6.     Ownership  of  More  than Five Percent on Behalf of Another Person:

             Not  Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Not  Applicable.

Item  8.     Identification  and  Classification  of  Members  of  the  Group:

             Not  Applicable.

Item  9.     Notice  of  Dissolution  of  Group:

             Not  Applicable.

Item  10.    Certification:

             Not  Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February  7,  2005          THE  LEATHER  FACTORY, INC. EMPLOYEES' STOCK
                                      OWNERSHIP PLAN AND TRUST

                                   By:  Summit  Bank

                                  /s/  Robert  D.  Roten
                                  Robert D. Roten, Executive Vice President


 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).